EX – 10.1

SUMMARY OF
DYNAMIC DETAILS, INCORPORATED
SENIOR MANAGEMENT BONUS PROGRAM

1. Purpose and Effective Date. The bonus program, effective as of January 21, 2004, shall be known as the Dynamic Details Incorporated Senior Management Bonus Program (the “Bonus Program”). It is a performance-based bonus program for the benefit of a select group of employees of (i) DDi Corp., a Delaware corporation (“DDi Corp.”); (ii) Dynamic Details, Incorporated, a California corporation and DDi Corp.’s principal operating North American subsidiary (“Dynamic Details”); and any of the other North American subsidiaries of DDi Corp. (“Participants”) who are selected for participation as provided herein. The Bonus Program is intended to qualify as a compensation or bonus plan that is exempt from the application of the Employee Retirement Income Security Act of 1974, as amended, by reason of Section 3 of such Act. Unless otherwise noted, the term the “Company” shall refer to DDi Corp. and/or any of its North American subsidiaries, as applicable.

2. Eligibility and Participation. Eligibility and participation shall be at the sole discretion of DDi Corp. In order to become a Participant eligible to receive benefits, an employee must be selected for participation in the sole discretion of the Compensation Committee of the Board of Directors of DDi Corp (the “Compensation Committee”). Management of DDi Corp. will notify those employees it determines to be eligible for participation in the Bonus Program in writing of their participation.

3. Performance Bonus. The Bonus Program is designed to encourage Participants to perform in a satisfactory manner over the course of calendar year 2004.

     a. Calculation. The performance bonus payable to Participants who remain employed by the Company at December 31, 2004 (the “Qualification Date”) is a specified percentage of Base Salary (the annual base salary of the Participant as measured as of the Qualification Date) based upon the achievement of EBITDA from DDi Corp.’s consolidated North American operations less the total amount of bonus payments awarded under the Bonus Program (“Net EBITDA”). For purposes of the Bonus Program, EBITDA shall not include the impact of non-recurring charges or gains, consistent with the approach used for reporting “Adjusted EBITDA” in the DDi Corp.’s quarterly earnings releases. For fiscal year 2004, the target Net EBITDA shall be determined by the Compensation Committee of the Board of Directors. Participant’s bonus shall be determined as follows: using the table below, take the applicable “Net EBITDA %” (actual Net EBITDA measured by DDi Corp. divided by target net EBITDA) then calculate the product of the corresponding “Award %” multiplied by the Participant’s Base Salary.

Net EBITDA %	Award %
< 80%	0%
> 80%, but < 85%	10%
> 85%, but < 90%	20%
> 90%, but < 95%	30%
> 95%, but < 100%	40%
> 100%	50%

     b. Form and Time of Payment. The bonus payable to a Participant hereunder (“Bonus”) shall be paid after (i) the completion of the audit of the financial statements for the year ended December 31, 2004 and (ii) actual Net EBITDA for 2004 has been calculated by senior management of DDi Corp. and certified by the Chief Financial Officer of DDi Corp. The Bonus shall be paid in a lump sum and shall be subject to payroll taxes and other withholding according to standard payroll practices of Dynamic Details.

     c. Satisfactory Performance Required. The Bonus is contingent on satisfactory service through the Qualification Date (except as otherwise expressly set forth in section 4.c, below) and on terms and conditions specified herein. Notwithstanding any provisions of the Bonus Program to the contrary, the Company retains the right to reduce, eliminate or otherwise modify the Bonus for any Participant if at any time during calendar year ended December 31, 2004 (the “Bonus Period”), senior management of Dynamic Details, in their sole judgment, determines that such Participant’s performance is substandard, provided (i) the Company gives the Participant written notice of that determination and a reasonable period of time within which to improve his or her performance, and (ii) the Participant fails to improve his or her performance to the Company’s satisfaction within that time.

     d. Corporate Transactions and Change of Control. The obligations of the Bonus Program shall be binding on a any employer that acquires, through a stock purchase or merger, or through an asset purchase, or otherwise, part or all of DDi Corp. or an employer following a Change of Control. A “Change of Control” means (i) the acquisition of 50 % or more of each class of the outstanding shares of the Company by a third party which is not a member of a “Controlled Group” (within the meaning of the Internal Revenue Code) including DDi Corp. (ii) a merger, consolidation or other reorganization of DDi Corp. (other than reincorporation), if after giving effect to such merger, consolidation, or other reorganization, the shareholders of DDi Corp. immediately prior to such merger, consolidation, or other reorganization do not represent a majority in interest of the holders of voting securities (on a fully diluted basis) with the ordinary power to elect directors of the surviving entity after such merger, consolidation or other reorganization; or (iii) the sale of all or substantially all of the assets of the DDi Corp. to a third party who is not a member of a Controlled Group (within the meaning of the Internal Revenue Code) including DDi Corp.

4. Termination of Participation

     a. Events. A Participant’s participation in the Bonus Program shall automatically terminate, without notice to or consent by such Participant, upon the first to occur of the following events with respect to such Participant:

1)	Involuntary termination of employment;

2)	Voluntary Resignation;

3)	Death; or

4)	Disability.

     b. Effect of Termination For Cause or Resignation without Good Reason. In the event that, prior to the Qualification Date, a Participant’s employment is terminated by the Company for Cause or a Participant voluntarily terminates employment with the Company other than for Good Reason, the Participant shall forfeit his or her entire right to any Bonus hereunder.

     c. Effect of Other Events; Pro Rata Payments. Pro rata payments will be made only in the following circumstances and calculated in the manner specified herein:

            1) Termination by the Company for reasons other than Cause, Termination because of Death or Disability, or Resignation For Good Reason.

     In the event a Participant’s employment is terminated prior to the Qualification Date for any reason other than Cause, by death or Disability or in the event that a Participant resigns for Good Reason, the Participant shall be entitled to receive a pro-rata amount of the portion of the Bonus calculated as the product of the Bonus (as determined pursuant to section 3.a above) multiplied by a fraction, the numerator equal to the number days from January 1, 2004 through the termination date of Participant’s employment with the Company, and the denominator being 366.

     In addition, the Company, in consultation with (and upon approval by) the Compensation Committee, shall review the payments to be made to Participants who are terminated due to death or Disability, and when appropriate, may award the full amount of the Bonus to such Participants giving full consideration to the value contributed both before and during the Bonus Period.

            2) Employees on Leave. If a Participant is on an approved leave of absence during the Bonus Period, he or she will receive a pro rata Bonus based on the time actually worked during the Bonus Period, as calculated by senior management of DDi Corp. in its reasonable discretion.

            3) Promoted Employees. Participants who are hired or promoted to replace Participants participating in the Bonus Program who voluntarily terminated their own employment or who were terminated for Cause (as defined below) may be selected for participation and eligible for payments under the Bonus Program on a pro-rata basis, at the sole discretion of the Compensation Committee, if an officer of DDi Corp. (as such term is defined under the Securities Exchange Act of 1934, as amended), and in all other cases by the senior management of DDi Corp.

     d. Definitions. For purposes of the Bonus Program, the following terms shall have the following meaning:

            1) “Cause”, with respect to any Participant (including those with Employment Agreements) shall be defined as the Participant’s:

(i)	willful refusal to perform, in any material respect, his or her duties or responsibilities for the Company;

(ii)	material breach of his or her duties or responsibilities to the Company;

(iii)	gross negligence or willful disregard in the performance of his or her duties or responsibilities;

(iv)	willful disregard, in any material respect, of any financial or other budgetary limitations established in good faith by the Board of Directors of the Company, if continuing after written notice;

(v)	engaging in conduct that causes material and demonstrable injury, monetarily or otherwise, to the Company, including, but not limited to, misappropriation or conversion of the Company’s assets; or

(vi)	conviction of or entry of a plea of nolo contendere to a felony.

            2) “Disability” means a physical or mental condition that renders the Participant unable to perform the essential functions of his or her job with or without a reasonable accommodation for a period of 180 consecutive days or more.

            3) “Good Reason” with respect to any Participant shall mean the occurrence of one or more of the following with respect to such Participant: (i) a material reduction in compensation or benefits (provided, however, that a reduction in salary that is both (x) made part of a company-wide salary reduction and (y) no greater than the percentage reduction made for the applicable salary level in the Company salary reduction of July 2001, shall be deemed to be immaterial); (ii) involuntary relocation of primary work location more than 50 miles from the current location; and/or (iii) any other event so defined in any applicable employment agreement.

5. Binding Authority. Subject to the review and approval of the Board of Directors of DDi Corp. or the Compensation Committee provided herein, the decisions of senior management of DDi Corp., or their duly authorized delegate, shall be final and conclusive for all purposes of the Bonus Program and shall not be subject to any appeal or review.

6. Source of Payments. Bonus Payments will be paid in cash from the general consolidated funds of DDi Corp. No separate fund will be established.

7. Amendment or Termination. The Bonus Program may be amended, modified, suspended or terminated by the Board of Directors of DDi Corp. or the Compensation Committee at any time and without notice to or the consent of Participants.

8. Severability. If any term or condition of the Bonus Program shall be invalid or unenforceable, the remainder of the Bonus Program shall not be affected thereby and shall continue in effect and application to the fullest extent permitted by law.

9. No Employment Rights. Neither the establishment nor the terms of the Bonus Program shall be held or construed to confer upon any employee the right to a continuation of employment by the Company, nor constitute a contract of employment, express or implied. Subject to any applicable employment agreement, the Company reserves the right to dismiss or otherwise deal with any employee, including the Participants, to the same extent as though the Bonus Program had not been adopted. Nothing in the Bonus Program is intended to alter the “AT-WILL” status of Participants, it being understood that, except to the extent otherwise expressly set forth to the contrary in a written employment agreement, the employment of any Participant can be terminated at any time by either the Company or the employee with or without notice, with or without cause.

10. Transferability of Rights. The Company shall have the right to transfer its obligations under the Bonus Program, with respect to one or more Participants, to any person, including any purchaser of all or any part of the Company’s business. No Participant or spouse shall have any right to commute, encumber, transfer or otherwise dispose of or alienate any present or future right or expectancy which the Participant may have at any time to receive payments of benefits hereunder, which benefits and the rights thereto are expressly declared to be nonassignable and nontransferable, except to the extent required by law. Any attempt by a Participant to transfer or assign a benefit or any rights granted hereunder shall (after consideration of such facts as the Company deems pertinent) be grounds for terminating any rights of the Participant to any portion of the Bonus Program benefits not previously paid.

11. Governing Law. The Bonus Program shall be construed, administered and enforced according to the laws of the State of California.